Exhibit 99.1

Mission Broadcasting exercises WPIX option

July 13, 2020

CINCINNATI -The E.W. Scripps Company (NASDAQ: SSP) has been informed that Nexstar Media Group Inc. (NASDAQ: NXST) has transferred its option to purchase Scripps’ New York CW affiliate WPIX to Mission Broadcasting, Inc. and that Mission has exercised its option to purchase the station.

The option price is $75 million plus accrued interest, to be calculated on the period between the Sept. 19, 2019, purchase date of WPIX by Scripps and the option sale closing date.

Scripps purchased WPIX as part of its acquisition of eight television stations in seven markets from Nexstar. Those stations were being divested in connection with Nexstar’s acquisition of Tribune Media in September 2019.

In its purchase agreement with Nexstar, Scripps granted Nexstar the option to buy back WPIX. The option was exercisable from March 31, 2020, through the end of 2021. Nexstar assigned its option to Mission Broadcasting, and Mission has exercised the option.

Pending execution of a definitive purchase agreement and FCC approval, the transaction is expected to close later this year. Scripps will remain the nation’s fourth-largest independent TV station owner, with 59 stations in 41 markets.

The company intends to use cash from the sale of Stitcher, the presidential election year political ad revenue and the sale of WPIX to pay down debt, Scripps Executive Vice President and Chief Financial Officer Lisa Knutson said.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com